Exhibit 23.3

Dewey & LeBoeuf
No. 1 Minster Court Mincing Lane
London EC3R 7YL DX:520
London/City

tel +44 20 7459 5000
fax +44 20 7444 5099

June 11, 2009

Montpelier Re Holdings Ltd.

Montpelier House

94 Pitts Bay Road

Pembroke, Bermuda HM08

Ladies and Gentlemen:

Montpelier Re Holdings Ltd.

We have acted as special United Kingdom tax counsel to Montpelier Re Holdings Ltd., a company organized under the laws of Bermuda (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S -3, to which this consent is related, with the United States Securities and Exchange Commission (the “Commission”) on June 11, 2009 under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the registration of common shares, preference shares, debt securities, warrants to purchase common shares, warrants to purchase preference shares, and warrants to purchase debt securities of the Company (the “Registration Statement”).  This letter is being furnished to you pursuant to your request.

We hereby consent to the use of our name under the heading “Material Tax Considerations” in the Registration Statement.  In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

Very truly,

/s/ DEWEY & LEBOEUF